Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche DWS Variable Series I of our reports dated February 14, 2019, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR for the year ended December 31, 2018 of DWS Bond VIP, DWS Capital Growth VIP, DWS Global Small Cap VIP, DWS Core Equity VIP and DWS CROCI® International VIP. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 17, 2020